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Exhibit 10.7

EMPLOYMENT AGREEMENT

        THIS AGREEMENT is made and entered into by and between Myriad Genetics, Inc. and its wholly-owned subsidiary, Myriad Genetic Laboratories, Inc. (hereinafter collectively referred to as "Company'), AND Gregory C. Critchfield (hereinafter referred to as "Employee").

        In consideration of the undersigned's employment, compensation, and other valuable consideration and mutual covenants contained herein, the parties agree as follows:

        1.    At Will Employment.    Company employs Employee on an at-will basis, which means that either Employee or the Company can terminate the employment relationship at any time for any reason, with or without notice or cause. Employee's employment with the Company is not for any particular period of time. No manager or supervisor of the Company has authority to modify or alter the Company's at-will employment relationship with Employee, and any statements or promises contrary to at will employment may not be relied upon by Employee. Employee's at-will employment with the Company may not be modified or changed in any way, except through a new written employment agreement signed by the President and CEO of the Company and Employee.

        2.    Compensation.    Company initially shall pay Employee in full for Employee's services hereunder at the rate of $225,000 per year, commencing on the 15th day of September, 1998.

        3.    Duties.    Employee shall at all times faithfully, industriously, and to the best of his/her ability, experience, and talents, perform all of the duties that may be required of him/her pursuant to the express and implicit terms hereof, to the reasonable satisfaction of the Company. Employee shall not directly or indirectly, in any manner or in any capacity, engage in an outside business endeavor of any kind without the Company's expressed written approval, signed by an officer of the Company.

        4.    Inventions or Improvements.    Any inventions, discoveries, know-how, or improvements, which Employee may conceive, make, invent, or develop during his/her employment by the Company, relating to any matter or thing, including but not limited to genetic maps, genes, gene sequences, material containing a DNA sequence, gene products, protein molecules, nucleic acid molecules, monoclonal antibodies, pedigrees, genealogy data, germplasm, bacterial artificial chromosomes (BACs), contigs, cell lines, microorganisms, biologically active compounds, processes, and methods of gene identification or gene sequencing that may be connected in any way with Employee's work or related in any way to Company's business or future business, shall be the absolute property of the Company and shall be promptly disclosed to the Company by Employee. Employee agrees that he/she will, at the request of the Company, at any time during the employment or thereafter, assign to the Company the rights to said inventions and improvements and any patent applications filed or patents granted thereon.

        5.    Nondisclosure of Information.    Employee agrees that during his/her employment and thereafter, he/she will not reveal to any person, agency, company, business, or organization, unless authorized by Company, any confidential or proprietary information concerning Company, including but not limited to any inventions, discoveries, know-how, improvements, processes, products, services, proposals, solicitations, negotiations, customers, manner and method of operations, trade secrets, and the like.

        6.    Noncompetition Agreement.    Employee agrees that during the term of his/her employment he/she will not compete with Company either directly or indirectly in any area in which, during the term of his/her employment, Company does business or reasonably contemplates that it will do business in the reasonably foreseeable future. Employee agrees that he/she will not use Company's name, facilities, confidential material, trade secrets, know-how, or privileged information to solicit from any agency, company, business, or organization, work that would result in income or compensation of any form to Employee or another company or business organization.

        7.    Construction.    The parties hereto agree that the terms of this Agreement shall be construed in accordance with the laws of the State of Utah.

        8.    Severability.    If any provisions hereof should be held invalid, illegal, or unenforceable in any respect in any jurisdiction, then, to the fullest extent permitted by law, all other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in order to carry out the intentions of the parties hereto as nearly as may be possible. To the extent permitted by applicable law, the parties hereto hereby waive any provision of law that would render any provisions hereof prohibited or unenforceable in any respect.

        9.    Entire Agreement.    The parties agree that neither party has made any covenants not set forth herein, and that this Agreement constitutes the entire agreement between the parties. No modification or amendment of this Agreement shall be effective unless made in writing and signed by Employee and Company. The offer letter dated June 3, 1998 is attached here to and made a part of this agreement.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement on this 14th day of September, 1998.

EMPLOYEE:		COMPANY:

By:	/s/ GREGORY C. CRITCHFIELD	By:	/s/ PETER D. MELDRUM

Position: President, Myriad Genetic Laboratories		Title: President & CEO

Offer Letter

June 30, 1998

Gregory C. Critchfield, M.D., M.S.
11907 Autumn Ridge Drive
Sandy, UT 84092

Dear Greg,

        On behalf of all of the officers and research directors of Myriad Genetics, Inc., it has been a pleasure meeting with you. We were all impressed with you as a person, and with your medical and diagnostic background and experience. We are confident that you will find Myriad to have the stimulating and rewarding environment that you seek.

        Myriad is pleased to offer you a position as President of Myriad Genetic Laboratories, Inc. at a base salary of $225,000. You will report directly to me, and your responsibilities will be those described to you during our previous discussions. Additionally, you will be a member of Myriad's Executive Committee which is responsible for the formulation and implementation of Myriad's corporate strategy. In addition to your base salary, you will be eligible to receive a cash bonus of up to one-third of your salary based upon your performance as determined by the Board of Directors. We anticipate your start date to be August 3, 1998.

        This offer includes stock options in Myriad Genetics, Inc. representing 80,000 shares of common stock. The exercise price shall be determined by the Board of Directors after you have accepted this offer. The exercise term is for a period of ten years. The stock option shares are subject to five year vesting (16,000 shares per year).

        As part of this offer, you will be eligible for Myriad's complete benefit program, including our excellent medical insurance, dental insurance, life/AD&D and long term disability insurance, Section 125 cafeteria plan, and 401(k) retirement plan in which Myriad matches 50% of your contributions up to a maximum of 4% of your base salary. Also included is the Company's 12 paid holidays and 5 weeks of personal leave per year.

        When you report to work, you will be provided with more detailed information regarding our complete policies and benefits program. In the meantime, any questions regarding policies, benefits administration, or eligibility may be directed to me at, 801-584-3634.

        Myriad is committed to maintaining its leadership position in the genomics field and to commercializing diagnostic and therapeutic products for major common diseases. Our success depends upon bright, dedicated staff such as yourself.

        Please call me if you would like to discuss this offer further. If you are in agreement with the terms of this letter, please sign below and return one of these originals to my office as soon as possible. I look forward to hearing your favorable response.

Very truly yours,

/s/ PETER D. MELDRUM Peter D. Meldrum President and CEO

PDM/bb

Accepted by:

/s/ GREGORY C. CRITCHFIELD

Date: July 27, 1998

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  Exhibit 10.7
EMPLOYMENT AGREEMENT